Catalyst Funds.

Amendment Number 13 to the Investment Company Services Agreement

On behalf of its series,

AmericaFirst Absolute Return Fund

This Amendment Number 13, dated February 24, 2010 to Investment Company Services Agreement ("Agreement") dated April 28, 2006 between the Catalyst Funds, an Ohio Business Trust and Matrix Capital Group, a New York Corporation, is adopted to provide the following:

Schedule C of the Agreement is hereby amended to provide for the addition of the AmericaFirst Absolute Return Fund; and

Schedule B of the Agreement is hereby amended to provide for the following fee for the AmericaFirst Absolute Return Fund.

Annual per Fund Fee of:

$20,000 PLUS an asset based fee that declines as the aggregate assets of the Fund increase:

0.250% of the Fund’s assets from $0 to $50,000,000
0.200% of the Fund’s assets from $50,000,000 to $100,000,000
0.150% of the Fund’s assets from $100,000,000 to $200,000,000

0.100% of the Fund’s assets from $200,000,000 and above

Compliance Services – per Fund	$ 12,000

All portions of the Agreement not specifically amended herein shall remain in full force and effect.

_________________________

Jerry Szilagyi, Trustee

Catalyst Funds

_________________________

Christopher F. Anci, President

Matrix Capital Group, Inc.